[GRAPHIC OMITTED]                   Exhibit 99.1
            1110 Maple Street P.O. Box 300 Elma, New York 14059-0300
                          716-655-5990 FAX 716-687-6012
November 13, 2003

                         SERVOTRONICS, INC. (AMEX- SVT)
                         ANNOUNCES THIRD QUARTER RESULTS

         Elma, NY -- Servotronics, Inc. (Amex - SVT) reported third quarter revenues of $4,487,000 (an approximate 19% increase) and net income of $123,000 (an approximate 1950% increase) (or $0.06 per share - Basic and Diluted) as compared to revenues of $3,761,000 and net income of $6,000 (or $0.00 per share
- Basic and Diluted) for the comparable period ended September 30, 2002. The nine month period ended September 30, 2003 reported revenues of $12,261,000 and net income of $30,000 (or $0.02 per share - Basic and Diluted) as compared to revenues of $11,895,000 and net income of $245,000 (or $0.13 per share - Basic and Diluted) for the same period in 2002. The increases in revenues for the nine month period and quarter ended September 30, 2003 are primarily attributed to increases in government sales at the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). Specifically noted are the significant production shipments of the new U.S. Marine Corps' combination combat knife and bayonet that commenced in the third quarter of 2003. Although the overall economic softness in the commercial aerospace industry is adversely affecting revenues, the Company continues to be successful in procuring new applications while maintaining a strong backlog and balance sheet.

         During 2003, the Company has been incurring significant front-end costs associated with prototype, preproduction and start-up activities for new programs and applications. These costs are expensed as they occur and, as such, are not matched to their future revenues and benefits. Such costs associated with expanded sales, marketing, and engineering in combination with the increased costs of professional services and corporate governance necessitated by the Sarbanes-Oxley Act and related regulations have been and continue to be significant expense factors. Despite such increased costs the Company generated significantly improved results in the third quarter of 2003.

         Dr. Nicholas D. Trbovich, Founder, Chairman and CEO of Servotronics was honored as a 2003 inductee into the Niagara Frontier Aviation and Space Hall of Fame. He and Servotronics were cited for significant past and current contributions to the military and commercial aviation and aerospace industry.

         The Company is composed of two groups - the Advanced Technology Group and the Consumer Products Group. The Advanced Technology Group designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, satellite launch vehicles, etc.). This group is currently providing products for a significant number of aerospace programs such as the F/A-18 E/F Super Hornet and other jet fighters; the Bell/Boeing MV-22 Osprey Tiltrotor Joint Service Aircraft, the Blackhawk, Apache, A-10 and other helicopters, the Standard Missile, numerous business and regional jet aircraft, Raytheon's Hawker Horizon Aircraft, Embraer TwinTurbo Fan aircraft, the Airbus 300 series and Boeing 700 series commercial aircraft, DeHavilland DHC8-40 and various other programs.

         Servotronics' Consumer Products Group designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.
                           FORWARD-LOOKING STATEMENTS
      Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

       SERVOTRONICS, INC. (SVT) IS LISTED ON THE AMERICAN STOCK EXCHANGE.